EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Debt Resolve, Inc. on Form SB-2 of our report dated February 21, 2006 (except for Note 18c, as to which the date is March 10, 2006 and Note 18b, as to which the date is March 27, 2006), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Debt Resolve, Inc., which report appears on page F-13 of the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
July 19, 2006